SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

Salix Pharmaceuticals, Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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1700 Perimeter Park Drive

Morrisville, North Carolina 27560

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 12, 2008

To The Stockholders:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Salix Pharmaceuticals, Ltd. will be held on Thursday, June 12, 2008 at 9:00 a.m., local time, at our headquarters located at 1700 Perimeter Park Drive, Morrisville, North Carolina for the following purposes:

1.	To elect seven directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To approve the amendment of our 2005 Stock Plan to increase the number of shares of common stock reserved for issuance thereunder from 3,062,689 to 3,900,000;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on Friday, April 18, 2008 are entitled to notice of and to vote at the meeting. A list of stockholders eligible to vote at the meeting will be available for review during our regular business hours at our headquarters in Morrisville, North Carolina for the ten days prior to the meeting for any purposes related to the meeting.

Your vote is important. Whether or not you plan to attend the meeting, I hope that you will vote as soon as possible. You may vote your shares by completing, signing, dating and returning your proxy card in the postage-prepaid envelope enclosed for that purpose or, if you are a beneficial holder, in another manner allowed by your broker, bank or other nominee holder of record. You may revoke your proxy in the manner described in the accompanying proxy statement at any time before it has been voted at the annual meeting. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

For the Board of Directors,

SALIX PHARMACEUTICALS, LTD.

Carolyn J. Logan,

President and Chief Executive Officer

Morrisville, North Carolina

April 25, 2008

SALIX PHARMACEUTICALS, LTD.

Proxy Statement

for the

Annual Meeting of Stockholders

To Be Held June 12, 2008

i

SALIX PHARMACEUTICALS, LTD.

PROXY STATEMENT

2008 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 12, 2008

Information Concerning Solicitation and Voting

The enclosed proxy is solicited on behalf of our Board of Directors of Salix Pharmaceuticals, Ltd. for use at the annual meeting of stockholders to be held Thursday, June 12, 2008 at 9:00 a.m., local time, at our headquarters located at 1700 Perimeter Park Drive, Morrisville, North Carolina, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on April 18, 2008 are entitled to notice of and to vote at the meeting.

These proxy solicitation materials and the Annual Report to Stockholders for the year ended December 31, 2007, including financial statements, were first mailed on or about April 29, 2008 to stockholders entitled to vote at the meeting.

Each holder of common stock is entitled to one vote for each share held as of the record date with respect to all matters that may be considered at the meeting. Stockholders’ votes will be tabulated by persons appointed by our Board of Directors to act as inspectors of election for the meeting. Abstentions are considered shares present and entitled to vote and, therefore, have the same legal effect as a vote against a matter presented at the meeting. Any shares held in street name for which the broker or nominee receives no instructions from the beneficial owner, and as to which such broker or nominee does not have discretionary voting authority under applicable rules, will be considered as shares not entitled to vote and will therefore not be considered in the tabulation of the votes but will be considered for purposes of determining the presence of a quorum.

We will bear the expense of soliciting proxies in the enclosed form. In addition, we might reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries representing beneficial owners of our common stock, for their expenses in forwarding soliciting materials to those beneficial owners. Proxies may also be solicited by our directors, officers or employees, personally or by telephone, telegram, facsimile or other means of communication. We do not intend to pay additional compensation for doing so.

Questions and Answers about the 2008 Annual Meeting

Q:    Who may vote at the meeting?

A:    Our Board set April 18, 2008 as the record date for the meeting. If you owned our common stock at the close of business on April 18, 2008, you may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. As of April 18, 2008, there were 47,733,724 shares of our common stock outstanding and entitled to vote at the meeting.

Q:    What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:    If your shares are registered directly in your name with Salix’s transfer agent, Computershare Trust Company, Inc., you are considered, with respect to those shares, a “stockholder of record.” If you are a stockholder of record, these proxy materials have been sent directly to you by Salix.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. In that case, these proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

Q:    What is the quorum requirement for the meeting?

A:    A majority of our outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares will be counted as present at the meeting if you:

•	are present and entitled to vote in person at the meeting; or

•	have properly submitted a proxy card or voter instruction card, or voted by telephone or by the Internet.

If you abstain from voting on any or all proposals, your shares are still counted as present and entitled to vote. Each proposal listed in this proxy statement identifies the votes needed to approve or ratify the proposed action.

Q:    What proposals will be voted on at the meeting?

A:    The three proposals to be voted on at the meeting are:

1.	To elect seven directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To approve the amendment of our 2005 Stock Plan to increase the number of shares of common stock reserved for issuance thereunder from 3,062,689 to 3,900,000; and

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

We will also consider any other business that properly comes before the meeting. As of the record date, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy card or voter instruction card will vote the shares they represent using their best judgment.

Q:    How may I vote my shares in person at the meeting?

A:    If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, Inc., you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to vote in person at the meeting. You will need to present a form of personal photo identification in order to be admitted to the 2008 Annual Meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker, nominee, or trustee that holds your shares, giving you the right to vote the shares at the meeting.

Q:    How can I vote my shares without attending the meeting?

A:    Whether you hold shares directly as a registered stockholder of record or beneficially in street name, you may vote without attending the meeting. If you are the stockholder of record, you may submit your proxy by mail by signing and dating your proxy card and submitting in the postage-prepaid envelope enclosed with this proxy statement. If you are the beneficial owner of the shares, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

Q:    How can I change my vote after submitting it?

A:    If you are a stockholder of record, you can revoke your proxy before your shares are voted at the 2008 Annual Meeting by:

•

Filing with a written notice of revocation bearing a later date than the proxy with our Corporate Secretary at 1700 Perimeter Park Drive, Morrisville, North Carolina 27560 at or before the taking of the vote at the meeting;

•

Duly executing a later-dated proxy relating to the same shares and delivering it to our Corporate Secretary at 1700 Perimeter Park Drive, Morrisville, North Carolina 27560 at or before the taking of the vote at the meeting; or

•	Attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy).

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other stockholder of record. You may also vote in person at the 2008 Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

Q:    Where can I find the voting results of the meeting?

A:    The preliminary voting results will be announced at the meeting. The final results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal year 2008.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

A board of seven directors is to be elected at the meeting. Unless a proxy is marked to withhold authority to vote, the proxy holders will vote the proxies received by them for the seven nominees named below, all of whom are currently directors and each of whom has consented to be named in this proxy statement and to serve if elected. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the Board of Directors to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders and until a successor has been elected and qualified.

The Board of Directors unanimously recommends voting “FOR” the seven nominees listed below.

The name of and certain information regarding each nominee as of April 18, 2008 is set forth below, based on data furnished to us by the nominees. There are no family relationships among directors, director nominees or executive officers of Salix. The business address for each nominee for matters regarding Salix is 1700 Perimeter Park Drive, Morrisville, North Carolina 27560.

Name Director Since	Age	Position(s) With Salix
John F. Chappell December 1993	71	Chairman of the Board of Directors

Thomas W. D’Alonzo May 2000	64	Director

Richard A. Franco, Sr. May 2000	66	Director

William Harral III September 2005	68	Director

William P. Keane January 2004	53	Director

Carolyn J. Logan July 2002	59	President, Chief Executive Officer and Director

Mark A. Sirgo February 2008	54	Director

John F. Chappell has served as a member of our Board of Directors since December 1993 and has been the Chairman of the Board since September 2003. From 1990 until his retirement in 2000, he served as founder and Chairman of Plexus Ventures, which specializes in business development and strategic transactions for clients in the biotechnology, pharmaceutical and drug delivery industries. Prior to founding Plexus Ventures, Mr. Chappell served as Chairman, Worldwide Pharmaceuticals for SmithKline Beecham plc, now GlaxoSmithKline plc, where he was responsible for the multi-billion dollar ethical pharmaceutical business with 30,000 employees worldwide. During his 28 years at SmithKline Beecham, Mr. Chappell also headed the International Consumer Products (OTC) operations and the Corporate Development Center. He has served as a director of SmithKline Beecham, the Pharmaceutical Manufacturers Association, now PhRMA, and the Industrial Biotechnology Association, now BIO. Mr. Chappell holds a B.A. degree from Harvard University and attended the Wharton School of the University of Pennsylvania.

Thomas W. D’Alonzo joined our Board of Directors in May 2000. He has served as the Chief Executive Officer and a director of MiMedx Group, Inc. since March 2007. From May 2006 to April 2007, Mr. D’Alonzo was Chief Executive Officer of DARA BioSciences. From 2000 to 2007, Mr. D’Alonzo acted as an independent consultant. Prior to that, from 1996 to 1999, Mr. D’Alonzo served as President and Chief Operating Officer of Pharmaceutical Product Development, Inc., or PPD, a global provider of discovery and development services to pharmaceutical and biotechnology companies. Before joining PPD, from 1993 to 1996, he served as President and Chief Executive Officer of GENVEC, Inc., a clinical-stage biopharmaceutical company. From 1983 to 1993, Mr. D’Alonzo held positions of increasing responsibility within Glaxo, Inc., including President. He is currently on the Board of Directors of Amarillo Biosciences, Inc., BioDelivery Sciences International, Inc. (although he is not standing for re-election at their 2008 annual meeting of stockholders), and DARA BioSciences, Inc. Mr. D’Alonzo received his B.S. in Business Administration from the University of Delaware, and his J.D. from the University of Denver College of Law.

Richard A. Franco, Sr. joined our Board of Directors in May 2000. Mr. Franco is President and a director of the Richards Group Ltd., a healthcare consulting firm. He served in several capacities at DARA BioSciences, Inc., a private pharmaceutical company, from 2005 until March 2008, including most recently as its President, Chief Executive Officer and Chairman. Mr. Franco served as the Chairman of the Board for LipoScience, Inc. from May 1997 to October 2002, as well as Chief Executive Officer and President from November 1997 to September 2001. Prior to co-founding LipoScience, he was President, Chief Executive Officer and a director of Trimeris Inc., a biopharmaceutical company. Prior to joining Trimeris, Mr. Franco held several senior positions and served on the Executive Committee of Glaxo, Inc. from 1983 to 1994, including Vice President and General Manager of Glaxo Dermatology, Vice President and General Manager of the Cerenex Division, Vice President of Commercial Development and Vice President of Marketing. Prior to joining Glaxo, Mr. Franco worked in various positions over a 16-year period with Eli Lilly and Company. Mr. Franco served on the Board of Directors of TriPath Imaging, Inc., now a wholly owned subsidiary of Becton, Dickinson and Company, and NeoMatrix, Inc. Mr. Franco serves as a director of the Research Triangle Chapter of the National Association of Corporate Directors (NACD). He received a B.S. in Pharmacy from St. John’s University and did his graduate work in pharmaceutical marketing and management at Long Island University. Mr. Franco has completed executive training at the Wharton School of the University of Pennsylvania, Duke University Fuqua School of Business, School of Business at the University of Michigan, Tuck School at Dartmouth College, and the Kellogg School of Management at Northwestern University.

William Harral III joined our Board of Directors in September 2005. He is the President of the Barra Foundation and Chairman of the Board of Directors of C&D Technologies, Inc., an electronics and industrial battery manufacturer. Mr. Harral served as a director of InKine Pharmaceutical Company, Inc. from July 2004 until September 2005, when it was acquired by Salix. He also held positions of increasing responsibility with Bell Atlantic-Pennsylvania, now Verizon Communications, serving most recently as its President and Chief Executive Officer. Mr. Harral serves on the Board of Directors of the Recording for the Blind and Dyslexic organization. From June 2000 until June 2001, Mr. Harral served as the Dean at Drexel University’s Bennett S. LeBow College of Business. Mr. Harral holds a B.A. degree from Gettysburg College and received an M.S. degree from the Massachusetts Institute of Technology.

William P. Keane joined our Board of Directors in January 2004. From October 2002 until September 2005, Mr. Keane was the Chief Financial Officer and Corporate Secretary for Genta Incorporated, a biopharmaceutical company focused on the identification, development and commercialization of drugs for the treatment of patients with cancer. Prior to that, Mr. Keane was the Vice President – Sourcing, Strategy and Operations Effectiveness for Bristol-Myers Squibb Company from April 2001 until October 2002. From August 2000 until April 2001, Mr. Keane was the Chief Financial Officer for Covance Biotechnology Services, a drug development services company. From September 1997 until July 2000, Mr. Keane was the Vice President, Finance – Global Pharmaceutical Manufacturing for Warner-Lambert Company, a pharmaceutical company subsequently acquired by Pfizer Inc. Mr. Keane also serves on the Board of Directors of Intellect Neurosciences, Inc. Mr. Keane received a B.A. in Microbiology and an M.B.A. from Rutgers University.

Carolyn J. Logan has served as our President and Chief Executive Officer and as a member of our Board of Directors since July 2002. She previously served as Senior Vice President, Sales and Marketing from June 2000 to July 2002. Prior to joining Salix, Ms. Logan served as Vice President, Sales and Marketing of the Oclassen Dermatologics Division of Watson Pharmaceuticals, Inc. from May 1997 to June 2000, and as its Vice President, Sales from February 1997 to May 1997. Prior to that date, she served as Director, Sales of Oclassen Pharmaceuticals, Inc. from January 1993 to February 1997. Prior to joining Oclassen, Ms. Logan held various sales and marketing positions with Galderma Laboratories, Ulmer Pharmacal and Westwood Pharmaceuticals. Ms. Logan received a B.S. degree in Biology and Dental Hygiene from the University of North Carolina at Chapel Hill.

Mark A. Sirgo joined our Board of Directors in February 2008. Dr. Sirgo has been the President and Chief Executive Officer of BioDelivery Sciences International, Inc., or BDSI, since July of 2005 and served in various executive positions at BDSI since August 2004. Prior to August 2004, Dr. Sirgo was the co-founder and Chief Executive Officer of Arius Pharmaceuticals, which was acquired by BDSI in August 2004. Prior to his involvement with Arius Pharmaceuticals, Dr. Sirgo spent three years as Senior Vice President of Global Sales and Marketing at Pharmaceutical Product Development, Inc., a leading contract service provider to the pharmaceutical industry, and 16 years in a variety of positions of increasing responsibility in both clinical development and marketing at Glaxo, Glaxo Wellcome, and GlaxoSmithKline, including Vice President of International OTC Development and Vice President of New Product Marketing. Dr. Sirgo received his BS in Pharmacy from The Ohio State University and his Doctorate from the Philadelphia College of Pharmacy and Science.

Required Vote

The seven nominees receiving the highest number of affirmative votes of the common stock present or represented and entitled to be voted for them shall be elected as directors. Abstentions or votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but they have no legal effect on the election under Delaware law.

CORPORATE GOVERNANCE MATTERS

Director Independence

Our Board of Directors is currently composed of seven directors, six of whom our Board has determined to be independent within the meaning of the Nasdaq Marketplace Rules and Rule 10A(m)(3) of the Securities Exchange Act of 1934. These six directors are Messrs. Chappell, D’Alonzo, Franco, Harral and Keane, and Dr. Sirgo. As part of such determination of independence, our Board has affirmatively determined that none of these six directors have any relationship with Salix that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors. Ms. Logan, our President and Chief Executive Officer, is the only member of management serving as a director.

Selection of Nominees for the Board of Directors

The Nominating/Corporate Governance Committee of our Board of Directors has the responsibility for establishing the criteria for recommending which directors should stand for re-election to our Board and the selection of new directors to serve on our Board.

In carrying out its function to nominate candidates for election or re-election to our Board, the Nominating/ Corporate Governance Committee considers the mix of skills, character, mature judgment, career specialization, relevant technical skills, diversity and independence. The Nominating/Corporate Governance Committee believes that each candidate should be an individual who, among other qualities, exhibits the highest personal integrity, can represent Salix with distinction, possesses business experience relevant to Salix, places the interests of stockholders first and is available to accessible to Salix management. Each candidate should be prepared to participate fully in Board activities, including attendance at, and active participation in, meetings of the Board. Additionally, in determining whether to recommend a director for re-election, the Nominating/Corporate Governance Committee also considers the director’s past attendance at Board and Committee meetings and participation in and contributions to the activities of our Board. Although the committee has not formulated any specific minimum qualifications for director candidates, the committee believes it appropriate for at least one member of our Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of our Board meet the definition of “independent director” within the meaning of applicable NASDAQ listing standards.

In late 2007, our Board of Directors determined that it would be advisable to expand our Board of Directors to seven members, focusing on adding a member with senior level research and development experience. In accordance with its policy to ensure that we nominate and appoint directors in the best interests of Salix and our stockholders, the Nominating/Corporate Governance Committee retained an independent director search firm to assist us in identifying candidates and screening and evaluating them. During this process, Thomas D’Alonzo, one of our independent directors, recommended Mark Sirgo for consideration. Members of the Nominating/Corporate Governance Committee interviewed several applicants identified by the independent director firm, as well as Dr. Sirgo. At the conclusion of the process, the Nominating/Corporate Governance Committee recommended Dr. Sirgo for appointment to the Board of Directors and the Board of Directors formally appointed Dr. Sirgo in February 2008.

In addition, the committee is responsible for establishing the procedures for our stockholders to nominate candidates to the Board. For stockholder nominations to be properly brought before an annual meeting by a stockholder, the stockholder must have given proper and timely notice thereof in accordance with our bylaws. To be timely for an annual meeting, a stockholder’s notice must be delivered to our Corporate Secretary at our principal executive offices not less than 45 or more than 75 days prior to the first anniversary of the date on which we mailed our proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be delivered not later than the close of business on the later of (1) the 90th day prior to such annual meeting or

(2) the tenth day following the day on which public announcement of the date of the such annual meeting is first made. The Nominating/Corporate Governance Committee will evaluate a nominee recommended by a stockholder in the same manner in which the committee evaluates nominees recommended by other persons.

Board Committees

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee. Each committee is comprised entirely of independent directors in accordance with Nasdaq Marketplace Rules.

The Audit Committee’s purpose is to oversee our accounting and financial reporting principles and policies and internal audit controls and procedures, oversee our financial statements and the independent audit thereof, select, evaluate and, where deemed appropriate, replace the outside auditors and evaluate the independence of the outside auditors. The Audit Committee currently consists of William P. Keane (Chairman), John F. Chappell, Thomas W. D’Alonzo and William Harral III. The Board has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K promulgated by the SEC.

The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for our executive officers and other employees, and administers our various incentive compensation and benefit plans. The Compensation Committee currently consists of Richard A. Franco, Sr. (Chairman), Thomas W. D’Alonzo, William Harral III and William P. Keane.

The Nominating/Corporate Governance Committee is responsible for recommending director candidates to our Board of Directors, developing, periodically reviewing and overseeing procedures for stockholders to nominate director candidates, developing, periodically reviewing and recommending to the Board a set of corporate governance principles and administering our Code of Business Conduct. In addition, it is the policy of the Nominating/Corporate Governance Committee to meet regularly to discuss Chief Executive Officer succession plans. The Nominating/Corporate Governance Committee currently consists of William Harral III (Chairman), John F. Chappell and Richard A. Franco, Sr.

The charters for the Audit Committee, Compensation Committee and the Nominating/Corporate Governance Committee, which have been adopted by the Board of Directors, contain detailed descriptions of the committees’ duties and responsibilities and are available under Corporate Governance & Compliance in the About Us section on our website at www.salix.com.

In addition to the meetings held by the above-referenced committees, the independent non-employee members of the Board of Directors regularly meet in executive session without our Chief Executive Officer or any executive officers present, to evaluate the performance of management and other appropriate matters.

Information Regarding Meetings of the Board and Committees

During fiscal 2007, the Board of Directors held 13 meetings, the Audit Committee held nine meetings, the Compensation Committee held two meetings and the Nominating/Corporate Governance Committee held four meetings. No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors, or the committees on which he or she served, which occurred during fiscal 2007.

It is our policy to strongly encourage all directors to attend the annual meetings of stockholders. All of our directors attended the 2007 annual meeting of stockholders in person.

Corporate Governance Guidelines

We believe in sound corporate governance practices and have adopted formal Corporate Governance Guidelines to enhance our effectiveness. Our Board of Directors adopted these Corporate Governance Guidelines in order to ensure that it has the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices our Board follows, including, but not limited, with respect to Board and Committee structure and composition, Board selection, director responsibilities, director access to management, a stock retention policy and continuing director education. A copy of our Corporate Governance Guidelines is available under Corporate Governance & Compliance in the About Us section on our website at www.salix.com.

Code of Business Conduct and Code of Ethics

We have adopted a Code of Business Conduct that is designed to promote high standards of ethical conduct by our directors and employees. The Code of Business Conduct requires that our directors and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in Salix’s best interest. Our Code of Business Conduct includes a Code of Ethics for our chief executive officer, chief financial officer, chief accounting officer or controller, and persons performing similar functions for Salix.

As a mechanism to encourage compliance with the Code of Business Conduct and the Code of Ethics, we have established procedures to receive, retain, and address complaints received regarding accounting or auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner. In addition, our Board of Directors routinely reviews its own performance to ensure that the Board is acting in the best interests of Salix and its stockholders.

Our Code of Business Conduct and Code of Ethics are available for review under Corporate Governance & Compliance in the About Us section on our website at www.salix.com.

Communications with the Board of Directors

Stockholders who wish to communicate with members of the Board of Directors, including the independent directors individually or as a group, may send correspondence to them in care of our Corporate Secretary at our principal executive offices. Such communication will be forwarded to the intended recipient(s). We currently do not intend to have our Corporate Secretary screen this correspondence, but we may change this policy if directed by the Board due to the nature or volume of the correspondence.

PROPOSAL TWO

AMENDMENT OF 2005 STOCK PLAN

Our 2005 Stock Plan, a summary of the terms of which is provided below, was adopted and approved by our Board of Directors in April 2005 and by our stockholders in June 2005. A total of 3,900,000 shares of common stock have been reserved for issuance under the 2005 Stock Plan, 837,311 of which are subject to stockholder approval at the meeting. As of April 18, 2008, 1,562,833 shares had been granted pursuant to restricted stock grants, 184,309 shares granted pursuant to restricted stock grants have been cancelled, options to purchase 57,396 shares had been exercised and 970,453 shares were outstanding pursuant to stock options under the 2005 Stock Plan at a weighted average exercise price of $18.89 per share, leaving 656,316 shares available for issuance.

The 2005 Stock Plan authorizes our Board of Directors or Compensation Committee to grant restricted stock, stock options and other equity awards to eligible employees, consultants and directors. The 2005 Stock Plan is structured to allow the Board of Directors or Compensation Committee broad discretion in creating equity incentives. We believe that awards granted under the 2005 Stock Plan motivate our employees to participate in the long-term success of Salix, align their long-term interests with those of our stockholders, reward for past performance and incentivize future performance, and help retain talented executive management personnel. We have, therefore, consistently included equity incentives as a significant component of compensation for our employees, consultants and directors.

Traditionally, we have granted stock options to eligible employees, consultants and directors as incentives. In response to changes in the accounting treatment of stock options and because we determined that a change in our equity compensation structure would be beneficial to the Company, in 2006 we decided to increasingly award shares of restricted stock to eligible employees, directors and consultants instead of stock options. Our restricted stock grants are subject to vesting restrictions in order to permit us to continue to retain and motivate employees, directors and consultants.

As of April 18, 2008, we had approximately 275 employees. In order to retain the services of existing employees, it might be necessary to grant additional equity incentives to employees as older awards become fully vested. The Board of Directors believes that the remaining 656,316 shares of common stock reserved for issuance under the 2005 Stock Plan are insufficient to accomplish the purposes of the 2005 Stock Plan as described above. For this reason, the Board of Directors has unanimously adopted resolutions approving and recommending to the stockholders for their approval the amendment of the 2005 Stock Plan to increase the number of shares reserved for issuance thereunder.

Vote Required

Approval of the 2005 Stock Plan requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock present or represented at the meeting.

In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

The Board of Directors unanimously recommends that the stockholders vote “For” the amendment of the 2005 Stock Plan.

Summary of 2005 Stock Plan

The essential terms of the 2005 Stock Plan are as follows:

Purpose

The purposes of the 2005 Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility. We believe that granting equity awards under the 2005 Stock Plan supports our culture of ownership at Salix, provides additional incentive to our employees, consultants and directors and links the compensation of our employees, consultants and directors to the success of our business.

Administration

The 2005 Stock Plan provides for administration by our Board of Directors or by a committee of the Board, and is currently administered by our Compensation Committee. The Board or the committee appointed to administer the 2005 Stock Plan is referred to in this summary as the “Administrator.” The Administrator determines the terms of the stock rights granted, including the exercise or purchase price, the number of shares subject to the stock right and the exercisability thereof. All questions of interpretation are determined by the Administrator and its decisions are final and binding upon all participants.

Eligibility

Under the 2005 Stock Plan, stock bonuses (including of restricted stock), nonstatutory stock options, and stock purchase rights may be granted to employees, consultants and directors. Incentive stock options may be granted only to employees. The Administrator selects the grantees and determines the number of shares to be subject to each stock right. In making such determination, the Administrator takes into account the duties and responsibilities of the grantee, the value of the grantee’s services, the grantee’s present and potential contribution to our success and other relevant factors.

Terms of Stock Rights

Stock Bonuses and Restricted Stock. Awards of common stock may be made to employees, consultants and directors under the 2005 Stock Plan for services performed for us. The Administrator will determine the number of shares subject to stock bonuses and restricted stock grants to be awarded, if any. Any restrictions on stock bonuses, such as repurchase options, are also determined by the Administrator. In addition, with respect to restricted stock grants, the Administrator will determine the vesting provisions for the grant. Restricted stock grants under the 2005 Stock Plan generally vest in equal annual increments, based on the grantee’s continued employment or service with us, over a period of four years. Shares of restricted stock that have not vested are held in escrow by our Corporate Secretary and are not transferable by the grantee. In the event of our consolidation or merger with or into another corporation or a sale of all or substantially all of our assets, all unvested shares subject to restricted stock grants under the 2005 Stock Plan will become vested. In the event of a termination of the employment, consultancy or directorship of the grantee as a result of his or her death or disability, all unvested shares subject to restricted stock grants under the 2005 Stock Plan will also immediately vest.

Stock Options. Each option is evidenced by a stock option agreement between us and the grantee to whom such option is granted. The 2005 Stock Plan provides a limit of $100,000 on the aggregate fair market value of shares subject to incentive stock options that become exercisable by a grantee for the first time in any one calendar year. Each option granted under the 2005 Stock Plan is subject to the following additional terms and conditions:

(1) Exercise of the Option: The Administrator determines when options granted under the 2005 Stock Plan may be exercised. An option is exercised by giving written notice of exercise to us, specifying the number of shares of common stock to be purchased and tendering payment to us of the purchase price. Payment for shares issued upon exercise of an option may consist of:

•	Cash;

•	Check;

•	Delivery of already-owned shares of our common stock subject to certain conditions;

•	Pursuant to a net exercise procedure under which shares exercisable under the option grant are forfeited as payment of the exercise price;

•

Pursuant to a cashless exercise procedure under which the grantee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to us, out of the sale proceeds, an amount equal to the exercise price;

•	Any combination of the foregoing methods of payment; or

•	As determined by the Administrator in accordance with applicable laws.

Options may be exercised at any time on or following the date the options are first exercisable. An option may not be exercised for a fraction of a share.

(2) Option Price: The option price of all stock options under the 2005 Stock Plan may not be less than the fair market value of the common stock on the date the option is granted. In the case of an incentive stock option granted to a grantee who at the time of grant owns stock representing more than 10% of the voting power of all classes of our stock, the option price must be not less than 110% of the fair market value on the date of grant.

(3) Termination of Employment or Consulting Relationship: The 2005 Stock Plan provides that if the grantee’s employment or consulting relationship with us is terminated for any reason, other than death or disability, the period of time during which an option may be exercised following such termination is 30 days (or such other period of time as the Administrator may determine, not exceeding three months in the case of an incentive stock option, subject to certain conditions, or six months in the case of a nonstatutory stock option). Options may be exercised only to the extent they were exercisable on the date of termination and in no event later than the expiration of the term of the option. To the extent that an option is not exercisable at the date of such termination, or if the option is not exercised within the specified time, the option expires.

(4) Death: If a grantee dies while an employee or a consultant, all unvested options shall immediately vest, and the option may be exercised at any time within six months (or such shorter period of time determined by the Administrator) by the grantee’s estate or by a person who acquired the right to exercise the option by bequest or inheritance. If a grantee dies within 30 days after the termination of employment or consulting services (or such shorter period of time determined by the Administrator), the option may be exercised at any time within 12 months by the grantee’s estate or by a person who acquired the right to exercise the option by bequest or inheritance, but only to the extent the option could have been exercised as of the termination of grantee’s employment or consulting services.

(5) Disability: If a grantee’s employment is terminated due to a disability, all unvested options shall immediately vest, and such options may be exercised at any time within 12 months (or such shorter period determined by the Administrator) from the date of such termination, and in no event later than the expiration of the term of such option as set forth in the notice of grant. To the extent that an option is not exercisable at the date of such termination, or if the option is not exercised within the specified time, the option expires.

(6) Change in Control: In the event of our merger with or into another corporation, all outstanding stock options will become vested and immediately and fully exercisable, and may either be assumed or an equivalent stock right substituted by the surviving entity, or the Administrator shall notify grantees that all stock options will be fully exercisable for a period of 10 days, after which the stock options will terminate.

(7) Termination of Options: The term of each option is fixed by the Administrator and may not exceed 10 years from the date of grant in the case of incentive stock options. However, incentive stock options granted to a grantee who, at the time the option is granted, owned more than 10% of the voting power of our stock, may not have a term of more than five years. No option may be exercised by any person after expiration.

(8) Nontransferability of Options: Unless determined otherwise by the Administrator, an option is nontransferable by the grantee, other than by will or the laws of descent and distribution, and is exercisable only by the grantee during his or her lifetime or, in the event of death, by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the death of the grantee.

Stock Purchase Rights. Shares of stock may be sold to participants under the 2005 Stock Plan as an incentive for the performance of past or future services to us. The Administrator may determine the purchase price to be paid for such stock, which shall not be less than the fair market value as of the date of grant, and other terms of such purchase. Any restrictions on stock purchase rights, such as repurchase options, are determined by the Administrator.

Adjustment Upon Changes In Capitalization

In the event any change, such as a stock split or dividend, is made in our capitalization which results in an increase or decrease in the number of outstanding shares of common stock without receipt of consideration by us, an appropriate adjustment shall be made in the number of shares subject to each stock right under the 2005 Plan, the exercise price for stock options and the purchase price for shares issuable pursuant to stock purchase right.

Amendment and Termination

The Board of Directors may amend or terminate the 2005 Stock Plan at any time or from time to time. We shall obtain stockholder approval of any material Plan amendment (including but not limited to any downward repricing of outstanding options or increase in the total number of shares that may be issued under the Plan) or otherwise to the extent necessary and desirable to comply with laws governing the 2005 Stock Plan. However, no action by the Board of Directors or stockholders may alter or impair any option previously granted under the 2005 Stock Plan without the consent of the grantee. In any event, the 2005 Stock Plan will terminate in April 2015.

Federal Income Tax Consequences Relating to the 2005 Stock Plan

The material U.S. federal income tax consequences to Salix and our employees of awards under the 2005 Stock Plan are complex and subject to change. The following discussion is only a summary of the material U.S. federal income tax implications of the 2005 Stock Plan. Recipients of awards under the 2005 Stock Plan should consult their own tax advisors because a taxpayer’s particular situation might be such that some variation of the rules described below will apply.

Restricted Stock. A recipient of restricted stock, or any other stock award under the 2005 Stock Plan that is subject to a substantial risk of forfeiture, generally will be subject to tax at ordinary income rates on the excess over the purchase price, if any, of the fair market value of the restricted stock, or other stock award, when the risk of forfeiture and restrictions on transfer lapse for purposes of Section 83 of the Internal Revenue Code, in other words when the shares vest. However, a recipient who elects under Code Section 83(b) within 30 days of the date of issuance of the shares to be taxed at the time of the award will have taxable ordinary income equal to the excess, if any, of the fair market value of such shares on the date of the award, determined without regard to the restrictions, over the purchase price. We will be entitled to a compensation deduction for federal income tax purposes in the year the participant is taxable, and the amount of our deduction will equal the ordinary income realized by the participant as a result of the restricted stock or other stock award.

Stock Bonuses. The grant of a stock bonus to a participant under the 2005 Stock Plan will be included in that participant’s income as compensation in that year. The participant will recognize ordinary income in the amount of the fair market value of the common stock awarded. We will be entitled to a deduction for compensation in an equal amount.

Incentive Stock Options. An optionee who is granted an incentive stock option under the 2005 Stock Plan will generally not recognize taxable income either at the time the option is granted or upon its exercise. However, the exercise will increase the optionee’s alternative minimum taxable income by an amount equal to the difference, if any, between the fair market value of the shares at the time of exercise and the option’s exercise price, and therefore might be subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and more than one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of (1) the fair market value of the shares at the date of the option’s exercise or (2) the sale price of the shares. We will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the optionee’s holding period with respect to such shares.

Nonstatutory Stock Options. All options that do not qualify as incentive stock options are referred to as nonstatutory options. Generally, an optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. Upon its exercise, however, the optionee will generally recognize taxable ordinary income measured as the excess of the then-fair market value of the shares acquired over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an optionee who is also one of our employees will be subject to tax withholding by us. We will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option. Upon resale of such shares by the optionee, any difference between the sales price received and the fair market value for the shares on the date of exercise of the option will be treated as long-term or short-term capital gain or loss, depending on the optionee’s holding period with respect to the shares.

The foregoing is only a summary, based on the current Code and Treasury Regulations thereunder, of the material U.S. federal income tax consequences to the optionee or other award recipient and our company with respect to the grant and exercise of options and the grant of other awards under the 2005 Stock Plan, does not purport to be complete, and does not discuss the tax consequences of the optionee’s or award recipient’s death or the income tax laws of any municipality, state or foreign country in which an optionee might reside.

Equity Compensation Plan Information

The following table provides information as of December 31, 2007 on all our equity compensation plans currently in effect

	(a) Number of Securities to be issued Upon Exercise of Outstanding Options, Warrants and Rights, or Vesting of Restricted Shares	(b) Weighted Average Exercise Price of Outstanding Options, Warrants, Rights and Restricted Shares	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Related in Column (a))
Equity Compensation Plans Approved by Security Holders	6,337,728	$13.80	611,253
Equity Compensation Plans Not Approved by Security Holders	—	$—	—

Total	6,337,728	$13.80	611,253

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers LLP, our independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2008, and recommends that stockholders vote for ratification of such appointment. Notwithstanding the selection, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time if it believes that doing so would be in our best interests and the best interests of our stockholders. In the event of a negative vote on ratification, the Audit Committee will reconsider, but might not change, its selection.

PricewaterhouseCoopers became our independent registered public accounting firm in April 2007, and audited our financial statements for the fiscal year ended December 31, 2007. Representatives of PricewaterhouseCoopers are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Information about 2007 Change of Independent Registered Accounting Firm

Ernst & Young LLP audited our financial statements for the fiscal years 2002 through 2006. On April 16, 2007, we dismissed Ernst & Young and engaged PricewaterhouseCoopers as our independent registered public accounting firm. The Audit Committee of our Board of Directors participated in and approved this decision.

The reports of Ernst & Young on the consolidated financial statements of Salix for the fiscal years ended December 31, 2006 and 2005 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During our fiscal years ended December 31, 2006 and 2005, and through April 16, 2007, we did not have any disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Ernst & Young, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the consolidated financial statements for such years.

During our fiscal years ended December 31, 2006 and 2005 and through April 16, 2007, no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K promulgated by the SEC have occurred.

Ernst & Young has indicated to us that it concurs with the foregoing statements contained in the second, third and fourth paragraphs of this section above as they relate to Ernst & Young and has furnished a letter to the SEC to this effect. A copy of the letter from Ernst & Young is attached as Exhibit 16.1 to our Form 8-K filed with the SEC on April 20, 2007.

During our fiscal years ended December 31, 2006 and 2005 and through April 19, 2007, we did not consult with PricewaterhouseCoopers regarding any matters described in Items 304(a)(2)(i) and 304(a)(2)(ii) of Regulation S-K promulgated by the SEC.

Vote Required

Approval of the ratification of the appointment of PricewaterhouseCoopers as our independent registered public accounting firm requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote and be present or represented at the meeting.

In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

The Board of Directors unanimously recommends that stockholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers as our independent registered public accounting firm.

AUDIT COMMITTEE REPORT

PricewaterhouseCoopers served as our independent registered public accounting firm for 2007 and audited our consolidated financial statements for the year ended December 31, 2007. The Audit Committee of our Board of Directors has (1) reviewed and discussed the audited financial statements with management and with PricewaterhouseCoopers, (2) discussed with PricewaterhouseCoopers the matters required to be discussed by the Statement on Auditing Standards No. 61, and (3) received the written disclosures and the letter from PricewaterhouseCoopers required by the Independence Standards Board Standard No. 1, and has discussed their independence with PricewaterhouseCoopers. Our Audit Committee has confirmed that there were no non-audit services rendered to us during 2007 by PricewaterhouseCoopers. Based upon these discussions and reviews, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and filed with the SEC.

Our Audit Committee is currently composed of the following four directors, all of whom are independent directors as defined in Rule 4350(d) of the Nasdaq Marketplace Rules and Rule 10A(m)(3) of the Securities Exchange Act of 1934: William P. Keane (Chair); John F. Chappell; Thomas W. D’Alonzo; and William Harral III. The Board of Directors has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC. Our Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which has been filed with the SEC and is available under Corporate Governance & Compliance in the About Us section on our website at www.salix.com.

Submitted By:	THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS William P. Keane, Chair John F. Chappell Thomas W. D’Alonzo William Harral III

Summary of Fees

Our Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent registered public accounting firm. Under this policy, each year, at the time it engages the auditors, the Audit Committee pre-approves the audit engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services, subject to certain dollar limits, to be performed during the year. All other permitted non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis. The Audit Committee may delegate its authority to pre-approve services to one or more of its members, whose activities are reported to the Audit Committee at each regularly scheduled meeting.

The following table summarizes the aggregate fees billed for professional services rendered to Salix by Ernst & Young in 2006 and PricewaterhouseCoopers in 2007. A description of these various fees and services follows the table.

	2006	2007
Audit Fees	$592,121	$398,100
Audit-Related Fees	$—	$—
Tax Fees	$139,890	$—
All Other Fees	$—	$—

Total	$732,011	$398,100

Audit Fees

The aggregate fees billed to us in connection with the annual audit, for the reviews of our financial statements included in the quarterly reports on Form 10-Q, and for other services normally provided in connection with statutory and regulatory filings, were approximately $592,121 by Ernst & Young in 2006 and $398,100 by PricewaterhouseCoopers in 2007.

Audit-Related Fees

No fees for audit-related services were billed to us for 2006 or 2007 by Ernst & Young or PricewaterhouseCoopers.

Tax Fees

The aggregate fees billed to us by Ernst & Young in connection with tax services were approximately $139,890 for 2006. No fees were billed to us by PricewaterhouseCoopers in connection with tax services for 2007.

All Other Fees

We did not engage Ernst & Young or PricewaterhouseCoopers for any services other than those listed above during 2006 or 2007.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 18, 2008 for the following:

•	Each person or entity known to own beneficially more than 5% of the outstanding common stock;

•	Each director;

•	Each of the executive officers named in the Summary Compensation table; and

•	All current executive officers and directors as a group.

Applicable percentage ownership is based on 47,733,724 shares of common stock outstanding as of April 18, 2008, together with applicable options for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Common stock subject to options currently exercisable, or exercisable within 60 days after April 18, 2008, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options, but are not deemed outstanding for computing the percentage ownership of any other person. For information relating to beneficial owners of greater than 5% of our common stock who are not insiders, we rely upon the reports filed by such persons or entities on Schedule 13G.

Five Percent Stockholders	Shares Beneficially Owned	Percentage Beneficially Owned
Shapiro Capital Management LLC(1) 3060 Peachtree Road, Suite 1555 N.W. Atlanta, Georgia 30305	7,214,634	15.11%

Wellington Management Company, LLP(2) 75 State Street Boston, Massachusetts 02109	6,662,540	13.96%

Morgan Stanley(3) FrontPoint Partners LLC 2 Greenwich Plaza Greenwich, Connecticut 06830	5,706,586	11.95%

Barclays Global Investors, NA(4) 45 Fremont Street San Francisco, California 94105	3,553,503	7.44%

EARNEST Partners, LLC(5) 1180 Peachtree Street NE, Suite 2300 Atlanta, Georgia 30309	3,343,543	7.00%

Deerfield Capital, L.P.(6) 780 Third Avenue, 37th Floor New York, New York 10017	3,219,118	6.74%

Kennedy Capital Management, Inc.(7) 10829 Olive Boulevard St. Louis, Missouri 63141	2,860,329	5.99%

Putnam, LLC d/b/a Putnam Investments(8) One Post Office Square Boston, Massachusetts 02109	2,770,084	5.80%

Tocqueville Asset Management, L.P.(9) 10829 Olive Boulevard St. Louis, Missouri 63141	2,659,670	5.57%

Directors And Executive Officers	Shares Beneficially Owned	Percentage Beneficially Owned
Carolyn J. Logan(10)	1,059,235	2.19%

John F. Chappell(11)	859,284	1.80%

Adam C. Derbyshire(12)	378,495	*

Thomas W. D’Alonzo(13)	172,051	*

William P. Forbes(14)	132,482	*

William P. Keane(15)	85,263	*

William Harral III(16)	77,818	*

Richard A. Franco, Sr.(17)	74,430	*

Mark A. Sirgo(18)	15,000

All current executive officers and directors as a group (9 persons)(19)	1,779,823	3.67%

*	Less than one percent.

(1)	Based on information contained in Schedule 13G filed with the SEC on March 7, 2008, filed by Samuel R. Shapiro and Shapiro Capital Management LLC. Shapiro Capital Management LLC has sole voting power as to 5,965,434 shares, shared voting power as to 1,249,200 shares, and sole dispositive power as to 7,214,634 shares. Samuel R. Shapiro is the chairman, a director and majority shareholder of Shapiro Capital Management LLC, and has voting and dispositive power over shares owned by Shapiro Capital Management LLC.

(2)	As reported in Schedule 13G/A filed on February 14, 2008 by Wellington Management Company, LLP. The Schedule 13G/A provides that Wellington Management Company, LLP holds shared voting power as to 5,504,740 shares and shared dispositive power as to 6,662,540 shares. On the Schedule 13G/A, Wellington Management Company, LLP does not list any natural persons having voting and/or investment powers over the shares held of record by the company.

(3)	Information is based on a Schedule 13G dated January 10, 2008 as filed with the Securities and Exchange Commission. Morgan Stanley reports that it has sole voting power over 5,655,487 shares, shared voting power over 299 shares and sole dispositive power over 5,706,586 shares. The securities being reported by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by FrontPoint Partners LLC, an investment adviser. FrontPoint Partners LLC is a wholly-owned subsidiary of Morgan Stanley. On the Schedule 13G/A, Morgan Stanley and Frontpoint Partners LLC do not list any natural persons having voting and/or investment powers over the securities held of record by such entities.

(4)	Based on a Schedule 13G filed with the SEC on February 6, 2008 by Barclays Global Investors, NA (“Barclays”), Barclays Global Fund Advisors (“BG Fund”), Barclays Global Investors, LTD (“BGI LTD”) and certain other affiliated entities that do not report any beneficial ownership of Salix common stock. Barclays reports sole voting power with respect to 1,466,905 shares and sole dispositive power with respect to 1,634,824 shares; BG Fund reports sole voting power with respect to 1,474,034 shares and sole dispositive power with respect to 1,870,102 shares; and BGI LTD reports sole dispositive power with respect to 48,577 shares. The address for Barclays and BG Fund is 45 Fremont Street, San Francisco, California 94105, and the address for BGI LTD is Murray House, 1 Royal Mint Court, London, EC3N 4HH, England. On the Schedule 13G, Barclays does not list any natural persons having voting and/or investment powers over the securities held of record by such Barlclays or its reporting affiliates.

(5)	As reported in Schedule 13G/A filed on February 14, 2008 by EARNEST Partners, LLC. The Schedule 13G provides that EARNEST Partners, LLC holds sole voting power as to 861,400 shares, shared voting power as to 953,317 shares, and sole dispositive power as to 3,343,543 shares. On the Schedule 13G/A, EARNEST Partners, LLC does not list any natural persons having voting and/or investment powers over the securities held of record by the company.

(6)	Based on a Schedule 13G filed with the SEC on March 31, 2008 by Deerfield Capital, L.P., Deerfield Partners, L.P., Deerfield Management Company, L.P., Deerfield International Limited and James E. Flynn. Pursuant to the Schedule 13G: (i) Deerfield Capital, L.P. and Deerfield Partners, L.P. each have shared voting and dispositive power as to 1,161,697 shares, (ii) Deerfield Management Company, L.P. and Deerfield International Limited each have shared voting and dispositive power as to 2,057,421 shares, and (iii) James E. Flynn has shared voting and dispositive power as to 3,219,118 shares.

(7)	Based on a Schedule 13G filed with the SEC on February 13, 2008 by Kennedy Capital Management, Inc. The Schedule 13G provides that Kennedy Capital Management, Inc. holds sole voting power as to 2,788,689 shares and sole dispositive power as to 2,860,329 shares. On the Schedule 13G/A, Kennedy Capital Management, Inc. does not list any natural persons having voting and/or investment powers over the securities held of record by the company.

(8)	As reported in Schedule 13G/A filed on February 1, 2008 by Putnam, LLC. Putnam, LLC is the beneficial owner of 2,770,084 shares as a result of its ownership of two registered investment advisers, Putnam Investment Management, LLC and the Putnam Advisory Company, LLC. Putnam Investment Management, LLC holds shared voting power as to 500 shares and shared dispositive power as to 2,216,685 shares. The Putnam Advisory Company, LLC holds shared voting power as to 210,809 shares and shared dispositive power as to 553,399 shares. On the Schedule 13G/A, Putnam, LLC does not list any natural persons having voting and/or investment powers over the securities held of record by Putnam, LLC and its wholly-owned registered investment advisors.

(9)	As reported in Schedule 13G filed on February 14, 2008 by Tocqueville Asset Management, L.P. The Schedule 13G provides that Tocqueville Asset Management, L.P. holds sole voting power as to 2,209,575 shares and sole dispositive power as to 2,659,670 shares. On the Schedule 13G, Tocqueville Asset Management, L.P. does not list any natural persons having voting and/or investment powers over the securities held of record by the limited partnership.

(10)	Includes 582,125 shares issuable upon exercise of options. Includes 64,040 shares and 71,540 shares of restricted stock outstanding from grants made on July 13, 2006 and July 1, 2007, respectively. The shares of restricted stock subject to such grants vest in equal amounts annually on the anniversary of the date of grant over four years, subject to continued employment.

(11)	Includes 90,000 shares issuable upon exercise of options. Includes 9,230 shares of restricted stock granted on July 1, 2007 that will vest in their entirety on July 1, 2008 subject to continued service on the Board of Directors. Also includes 250,000 shares held by a grantor retained annuity trust established by Mr. Chappell.

(12)	Includes 320,000 shares issuable upon exercise of options. Includes 17,110 shares and 19,835 shares of restricted stock outstanding from grants made on July 13, 2006 and July 1, 2007, respectively. The shares of restricted stock subject to such grants vest in equal amounts annually on the anniversary of the date of grant over four years, subject to continued employment.

(13)	Includes 90,000 shares issuable upon exercise of options. Includes 2,550 shares held by an LLC of which Mr. D’Alonzo and his spouse are members, 6,500 shares held by Mr. D’Alonzo’s spouse and 28,000 shares held by Mr. D’Alonzo’s children. Includes 9,230 shares of restricted stock granted on July 1, 2007 that will vest in their entirety on July 1, 2008 subject to continued service on the Board of Directors.

(14)	Includes 106,250 shares issuable upon exercise of options. Includes 12,387 shares and 13,845 shares of restricted stock outstanding from grants made on July 13, 2006 and July 1, 2007, respectively. The shares of restricted stock subject to such grants vest in equal amounts annually on the anniversary of the date of grant over four years, subject to continued employment.

(15)	Includes 67,500 shares issuable upon exercise of options. Includes 9,230 shares of restricted stock granted on July 1, 2007 that will vest in their entirety on July 1, 2008 subject to continued service on the Board of Directors.

(16)	Includes 35,114 shares issuable upon exercise of options. Includes 9,230 shares of restricted stock granted on July 1, 2007 that will vest in their entirety on July 1, 2008 subject to continued service on the Board of Directors.

(17)	Includes 37,500 shares issuable upon exercise of options. Includes 4,500 shares held by Mr. Franco’s spouse. Includes 9,230 shares of restricted stock granted on July 1, 2007 that will vest in their entirety on July 1, 2008 subject to continued service on the Board of Directors.

(18)	Includes 9,230 shares of restricted stock granted on July 1, 2007 that will vest in their entirety on July 1, 2008 subject to continued service on the Board of Directors.

(19)	Includes the shares described in footnotes (10)-(18) above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all such forms that they file. Based solely on a review of the copies of such forms received by Salix, or written representations from reporting persons, we believe that during fiscal 2007, all of our officers, directors and 10% stockholders complied with applicable Section 16(a) filing requirements.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by:	THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Richard A. Franco, Sr., Chair
Thomas W. D’Alonzo
William Harral III
William P. Keane

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of our Board of Directors was established in December 1994 and is composed of independent directors. Richard A. Franco, Sr. (Chair), Thomas W. D’Alonzo and William Harral III served as members of our Compensation Committee during all of 2007. John F. Chappell served on our Compensation Committee from the beginning of 2007 until June 14, 2007 and William P. Keane served on the Committee after such date. In general, the Committee is responsible for reviewing, approving and recommending to the Board of Directors our compensation practices, including executive salary levels and variable compensation programs. With respect to executive officers other than the Chief Executive Officer, in addition to comparative peer company data, the Committee considers the recommendations for such individuals’ salaries presented by the Chief Executive Officer and the reasons for those recommendations. In determining compensation for the Chief Executive Officer, the Committee considers comparative financial and compensation data of selected peer companies.

Executive Compensation Philosophy and Objectives

We compete in an aggressive and dynamic industry and, as a result, believe that finding, motivating and retaining quality employees, particularly senior managers, sales, marketing and development personnel, are key factors to our future success. The Compensation Committee’s compensation philosophy seeks to align the interests of stockholders and management by tying compensation to our performance, either directly in the form of salary or annual cash incentive payments, or indirectly in the form of equity awards granted to employees.

The primary objectives of our executive compensation policies include the following:

•	To attract, motivate and retain a highly qualified executive management team;

•

To link executive compensation to corporate objectives, including product development, revenue, earnings and business development goals, as well as to define individual management objectives established by the Committee;

•	To compensate competitively with the practices of similarly situated specialty pharmaceutical companies; and

•	To create management incentives designed to enhance stockholder value.

To achieve these objectives, the Committee seeks to design the Company’s executive compensation program and set compensation levels for the Named Executive Officer that are comparable to those of other companies that compete with us for executive talent. The Committee uses both objective and subjective criteria to evaluate Company and individual performance and set compensation. This approach allows the Committee to exercise discretion and not rely solely on rigid formulas and quantitative analyses. The Committee generally targets compensation at the 75th percentile of our peer companies. Through a discretionary annual cash incentive plan, the Committee seeks to reward outstanding performance, incentivize future achievement and assist in attracting and retaining our executive officers. We also provide long-term compensation in the form of restricted stock grants that vest over a four-year period. The Committee believes these awards allow the Named Executive Officers to participate in the long-term success of the Company, align their long-term interests with those of our stockholders, reward for past performance and incentivize future performance, and help retain talented executive management personnel.

Sources of Information

The Committee relies on various sources of information to assist it in establishing and maintaining the Company’s compensation program. In 2006, the Committee engaged AON Consulting, an independent compensation consulting firm, to review and assess the Company’s executive compensation program, with a focus on the selection of an appropriate peer group of companies against which to compare our compensation. The Committee also considers data from the Radford Biotechnology Survey for companies in the life sciences industry with less than 500 employees. Finally, the Committee relies on the experience and knowledge that the Committee members, the Company and its senior management have gained over the years from the administration of compensation programs, and seeks input from the Chief Executive Officer on the performance of the other Named Executive Officers and on recommendations for their compensation levels. The Compensation Committee uses information from these sources to assist it in evaluating the competitiveness of the Company’s executive compensation programs, setting compensation levels for the Named Executive Officers and meeting the Committee’s stated compensation objectives.

The Compensation Committee believes that the Company’s compensation programs for its executive officers are competitive and appropriately designed to attract and retain key employees, reward superior performance and promote long-term stockholder value. The Committee plans to continue to review the compensation payable to the Company’s executive officers, periodically evaluate the Company’s compensation practices with the assistance of an independent compensation consultant and make any changes it deems appropriate to the Company’s compensation structure to ensure that the programs are designed and implemented to achieve the Committee’s stated goals.

Peer Group Compensation Data

As noted above, an important component of our executive compensation analyses is a comparison of our executive compensation to that paid by a group of peer companies. It is only one component we use to evaluate our compensation programs and set compensation levels. However, we believe it is a useful tool because we compete with the peer companies for executive talent. Beginning with the assistance of AON Consulting in 2006, we identified a peer group consisting of other life sciences companies that were generally comparable in size to the Company based on revenue, net income and market capitalization. We update the peer group for changes resulting from mergers, acquisitions, bankruptcies, going-private transactions and other changes in strategic focus or circumstances, removing from the lists any companies that no longer fit the relevant criteria and adding any new ones that do.

For purposes of compensation decisions for 2007, our peer group of companies consisted of the following:

Abraxis BioScience, Inc.	The Medicines Company
Alkermes, Inc.	Medicis Pharmaceutical Corporation
CV Therapeutics, Inc.	Santarus, Inc.
Endo Pharmaceuticals Holdings, Inc.	Sciele Pharma, Inc.
K-V Pharmaceutical Company	ViroPharma Incorporated

Analysis of Specific Compensation Programs

Base Salary

The base salaries of each of the Named Executive Officers, other than the Chief Executive Officer, for the year ended December 31, 2007 were reviewed by the Compensation Committee, considering among other things, the recommendation of the Chief Executive Officer. In its review, the Committee considered the extent to which we achieved our pre-established corporate objectives for the year in question, the executive’s position, his or her individual performance, and other factors. Our 2007 corporate objectives included product development, revenue, earnings and business development goals. We believe that we set achievable but challenging target levels and objectives. As evidence of that, achievement and therefore annual cash incentive payments based on achievement, as discussed below, was 100% for 2007, approximately 85% of target for 2006 and has averaged approximately 100% of target over the past 5 years. In determining compensation for the Chief Executive Officer, the Compensation Committee considers primary achievements against these objectives, and comparative financial and compensation data of selected peer companies.

The Compensation Committee approved the following base salary increases in 2007 and 2008 for the executive officers named in the Summary Compensation Table. All adjustments are effective as of January 1 of the relevant year. These increases are approximately equal to the median increases made for the relevant year, except for Ms. Logan’s 2007 increase and Dr. Forbes’s 2008 increase. Factors influencing Ms. Logan’s 2007 increase include her performance in managing Salix during 2006, a year in which we launched two new products (MoviPrep and OsmoPrep), acquired another product candidate (vapreotide acetate) and achieved most of our financial and development objectives, as well as comparison of her prior base salary to those of CEO’s in our peer group. Dr. Forbes’ 2008 increase was higher because of his key role in our development achievements during 2007, including the filing of New Drug Applications for balsalazide tablets and granulated mesalamine, and our belief that our performance in this area in 2008, a year in which we have three NDA’s under review and potentially getting approved, as well as a number of pivotal clinical trials ongoing, could be vitally important to our future success. Dr. Forbes’ 2008 increase was also based on a comparison of his 2007 base salary to those of executives with similar responsibilities in our peer group

	2006 Salary ($)	Salary Adjustment for 2007		2007 Salary ($)	Salary Adjustment for 2008		2008 Salary ($)
Name		($)	(%)		($)	(%)
Carolyn J. Logan	$620,000	$65,000	10.5%	$685,000	$28,000	4.1%	$713,000
Adam C. Derbyshire	$325,000	$13,000	4.0%	$338,000	$14,000	4.1%	$352,000
William P. Forbes	$268,000	$11,000	4.1%	$279,000	$31,000	11.1%	$310,000

Annual Cash Incentive Payments

The annual cash incentive payments to each of the Named Executive Officers, other than the Chief Executive Officer, for the year ended December 31, 2007 are based, in the discretion of the Compensation Committee, upon achievement relative to 2007 corporate objectives. The Compensation Committee also takes into account individual performance in determining awards for named executive officers. For example during 2007, Dr. Forbes received a bonus equal to approximately 143% of his target incentive payment, based upon his outstanding performance in 2007, including submitting New Drug Applications for our balsalazide tablet and granulated mesalamine product candidates to the FDA during the year, completing the Phase II-b study for Xifaxan, as well as other significant research and development achievements. Mr. Derbyshire had numerous absences from work during 2007 related to health issues, but nevertheless performed his duties very well, so he received a bonus equal to 85% of his target incentive payment. The Committee solicits and considers the recommendations of the Chief Executive Officer in this area.

In determining the bonus for the Chief Executive Officer, the Committee considers primarily achievement relative to 2007 corporate objectives, and individual performance. Due to the performance of Ms. Logan in managing Salix during 2007, a year in which exclusivity for our Colazal product expired in January yet no competing generics were launched until late December, and we achieved most of our financial and development objectives, in April 2008 she received a cash incentive payment of $342,500. Specifically, the Committee considered that during 2007 the Company succeeded in: supporting its current operations; acquiring new products (Pepcid® oral suspension and Diuril® oral suspension and product candidate metoclopromide – Zydis); funding the development of rifaximin, balsalazide tablets and granulated mesalamine; and, at the same time, growing its cash reserves by $34.8 million. We also considered the importance of Ms. Logan and our other key employees being retained and motivated to implement our long-term strategic plan to expand our revenue base primarily by means of the development of new indications for rifaximin and product acquisition, and return to profitability. As a percentage of her target bonus, the payment to Ms. Logan was approximately equal to the median incentive payment made throughout Salix for 2007.

Long-Term Equity Incentives

Salix currently issues equity compensation under its 2005 Stock Plan. We also still have outstanding options under our 1996 Stock Option Plan and equity compensation plans assumed when we acquired InKine Pharmaceutical Company, Inc. in September 2005, specifically InKine’s 2004 Equity Compensation Plan, 1999 Equity Compensation Plan, 1997 Consultant Stock Option Plan and 1993 Stock Option Plan.

Salix grants executive officers and other eligible persons long-term equity incentives under its 2005 Stock Plan. Such equity incentives could include stock options, restricted stock, stock bonuses and stock purchase rights. In awarding equity incentives, the Compensation Committee reviews an executive officer’s duties and responsibilities, the value of the executive officer’s services, and the executive officer’s present and potential contribution to Salix’s success. Equity incentives such as option awards granted to executive officers generally have a term of ten years and are subject to a four-year vesting schedule.

The Compensation Committee traditionally awarded stock options to our executive officers as incentives. However, beginning in 2006, we decided to award shares of restricted stock instead of options, and we implemented a restricted stock grant program under the 2005 Stock Plan. We believe that awards of restricted stock have clearer and less onerous accounting implications than options. Grants that vest over time provide a particularly strong incentive because they become more valuable to employees as the fair market value of the common stock increases. Employees must remain employed for a fixed period of time, generally four years, in order for the shares to vest fully, and with no vesting at all until the first anniversary of the grant for annual grants or the first anniversary of the first of the month of hire for new hire grants. In addition, because the grants of restricted stock have some value even if our stock price decreases, we can grant less shares compared to option grants, resulting in less potential dilution to our stockholders. Finally, we believe that granting stock supports our culture of ownership at Salix and is an important element in maintaining strong employee morale and retention, particularly at this time as we face generic Colazal competition.

Generally, the restricted stock granted to executive officers vests at 25% per year over four years subject to continued employment. As an additional mechanism to encourage long-term performance, which we believe is in stockholder interests, we have a policy that senior staff (namely, our Chief Financial Officer and all Vice Presidents, whether senior or not) retain at least 30% of the after-tax value of equity awards until they are no longer employed by Salix. Historically, none of our senior staff has failed to meet this standard. In making its determination on awarding restricted stock to executive officers, the Compensation Committee considers data about equity compensation by other relevant companies, the executive’s position, his or her individual performance, existing equity awards held by the executive and other relevant factors, including the overall performance of Salix and impact upon stockholders.

Based on these criteria, on July 1, 2007, the Compensation Committee granted 71,540 shares of restricted stock to Carolyn J. Logan, 19,835 shares of restricted stock to Adam C. Derbyshire and 13,845 shares of restricted stock to William P. Forbes. These grants represented 100% of target grants, based on achievement at that date against corporate objectives, which were comparable grants to all employees, based on individual performance and our desire to incentivize employees. These grants vest in equal amounts over four years beginning on July 1, 2008 subject to continued employment.

Stock Ownership Guidelines

In an effort to more closely align the interests of our senior staff, including executive officers, with those of our stockholders, we have implemented a stock retention policy set forth in our Corporate Governance Guidelines whereby each member of senior staff must retain 30% of any restricted stock grants issued to him or her, net of any income taxes owed thereon, until such person’s termination.

Perquisites

The Company provides severance benefits upon a change in control of the Company as described in more detail below under the heading “Employment Agreements and Change in Control Arrangements”, a 401(k) retirement savings plan with matching contributions from the Company, a group health plan and group term life insurance. The Company does not provide other perquisites to its executive officers nor maintain supplemental retirement programs for its Named Executive Officers because the Committee believes that the existing compensation arrangements adequately compensate them and enable them to plan for their retirement.

Tax Deductibility of Executive Compensation

Section 162 of the Code limits the federal income tax deductibility of compensation paid to the Chief Executive Officer and to each of the Named Executive Officers. We may deduct such compensation only to the extent that during any fiscal year the compensation paid to such individual does not exceed $1 million or meet certain specified conditions (including stockholder approval). In addition, compensation paid to the Company’s Named Executive Officers is intended to satisfy the requirements of Section 409A (and the Treasury Department guidance and regulations issued thereunder) to avoid the imposition of any additional taxes or penalties under Section 409A. Based on our current compensation plans and policies and proposed regulations interpreting these provisions of the Code, we believe that, for the near future, there is little risk that we will lose any significant tax deduction for executive compensation, although there can be no assurance in this regard. The Committee did not make any specific adjustments to Named Executive Officer compensation in 2007 as a result of tax considerations.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation awarded to, earned by, or paid for services rendered to us and our subsidiaries in all capacities during the years ended December 31, 2006 and 2007 by (1) our principal executive officer, (2) principal financial officer, and (3) other executive officers whose total compensation exceeded $100,000 during the year ended December 31, 2007. The officers listed on the table set forth below are referred to collectively in this proxy statement as the “Named Executive Officers”.

Name and Principal Position	Year	Salary($)	Stock Awards($)(1)	Non-Equity Incentive Plan Compensation($)(2)	All Other Compensation($)(3)		Total($)
Carolyn J. Logan	2007	$685,000	$325,131	$342,500	$107,832	(4)	$1,460,463
President and Chief Executive Officer	2006	620,000	104,887	280,000	12,222		1,017,109
Adam C. Derbyshire	2007	338,000	88,100	130,000	10,260		566,360
Senior Vice President, Finance and Administration and Chief Financial Officer	2006	325,000	28,421	147,000	9,915		510,336
William P. Forbes	2007	279,000	62,926	160,000	10,328		512,254
Vice President, Research and Development and Chief Development Officer	2006	268,000	20,301	105,000	8,503		401,804

(1)	Each restricted stock award granted to the Named Executive Officers vests in equal amounts annually on the anniversary of the date of grant over four years, subject to continued employment. Generally, these grants are made in early July. The dollar amount in this column equals the amount Salix recognized for financial statement reporting purposes in accordance with FAS 123R, applying the same assumptions used in Salix’s financial statements and accompanying notes; except that for purposes of this table and in accordance with SEC disclosure rules, we have disregarded the estimate of forfeitures related to service-based vesting conditions. None of our Named Executive Officers forfeited restricted shares in 2006 or 2007. Ms. Logan, Mr. Derbyshire and Dr. Forbes had 123,853, 33,560 and 23,970 shares respectively of unvested restricted stock outstanding as of December 31, 2007.

(2)	All payments reported in this column were paid in the discretion of the Compensation Committee based upon achievement against 2006 and 2007 corporate objectives set in February 2006 and February 2007, respectively.

(3)	Consists of the following for each Named Executive Officer:

Name	Year	401(k) Company Match	Group Term Life Premiums	Total
Carolyn J. Logan	2007	$10,125	$2,322	$12,447
	2006	9,900	2,322	12,222
Adam C. Derbyshire	2007	10,125	135	10,260
	2006	9,375	540	9,915
William P. Forbes	2007	10,125	203	10,328
	2006	7,693	810	8,503

(4)	Also includes $95,385 for accrued personal time paid to Ms. Logan in 2007.

GRANT OF PLAN-BASED AWARDS FOR 2007

The following table provides information regarding grants of plan-based awards made to our Named Executive Officers in 2007. All shares of restricted stock granted to the Named Executive Officers for services in 2007 were granted in the discretion of the Company’s Compensation Committee under our 2005 Stock Plan. For a discussion of the 2005 Stock Plan and the grants made thereunder, see “Compensation Discussion and Analysis”.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold	Target	Maximum	All Other Stock Awards; Number of Shares of Stock or Units(#)(2)	Grant Date Fair Value of Stock(3)
Carolyn J. Logan	03/09/2007	$0.00	$342,500	$428,125	71,540	$879,942
Adam C. Derbyshire	03/09/2007	0.00	152,100	190,125	19,835	243,971
William P. Forbes	03/09/2007	0.00	111,600	139,500	13,845	170,294

(1)	Reflects minimum, target and maximum payments possible under 2007 corporate objectives bonus plan. The 2007 target bonuses for our Named Executive Officers were based on a percentage of their annual salaries as follows: Ms. Logan – 50%, Mr. Derbyshire – 45% and Dr. Forbes – 40%. The maximum bonus payments our Named Executive Officers for 2007 were targeted at 62.5% of annual salary for Ms. Logan, 56.25% for Mr. Derbyshire and 50% for Dr. Forbes. However, the Compensation Committee retains the authority to exceed that amount for exemplary performance. Based on the performance of Dr. Forbes in 2007 in exceeding his predetermined individual goals, including submitting New Drug Applications for our balsalazide tablet and granulated mesalamine product candidates to the FDA during the year, completing the Phase II-b study for Xifaxan, as well as other significant research and development achievements, the Compensation Committee awarded him a bonus equal to approximately 57% of his salary. Actual payments made in February and April 2008 are reflected in the Summary Compensation Table above.

(2)	The named executive officers were each granted the number of shares of restricted common stock provided next to their names in the table on July 1, 2007. All grants of restricted common stock vest on the first, second, third and fourth anniversary of the date of grant, subject to continued employment.

(3)	The full grant date fair value of the award represents number of shares of restricted stock granted to the Named Executive Officers multiplied by $12.30, the closing price of Salix common stock on June 29, 2007, the trading day before the date of grant, which is its fair market value under the 2005 Stock Plan.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END

The following table contains information concerning unexercised stock options and stock appreciation rights or SARs and shares of restricted stock that have not vested for the Named Executive Officers as of December 31, 2007.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(#)	Number of Securities Underlying Unexercised Options Unexercisable(#)(1)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested($)(2)
Carolyn J. Logan	44,000	—	17.63	06/09/2015	123,853	975,958
	33,750	—	18.87	06/17/2014
	65,625	—	18.87	06/17/2014
	33,750	—	7.60	07/24/2013
	285,000	—	4.07	07/01/2012
	120,000	—	1.13	06/01/2010

Adam C. Derbyshire	20,000	—	17.63	06/09/2015	33,560	264,453
	30,000	—	18.87	06/17/2014
	90,000	—	8.00	05/30/2013
	30,000	—	4.07	07/02/2012
	150,000	—	1.13	06/12/2010

William P. Forbes	6,250	—	17.63	06/09/2015	23,970	188,884
	100,000	—	17.53	12/16/2014

(1)	On December 30, 2005, our Board of Directors accelerated the vesting on all outstanding stock options.

(2)	Market value is computed by multiplying the number of restricted shares by $7.88, the closing price of the Salix common stock on Nasdaq on December 31, 2007, the last trading day of 2007. Each restricted stock award granted to a Named Executive Officer vests in equal amounts annually on the anniversary of the date of grant over four years, subject to continued employment.

OPTION EXERCISES AND STOCK VESTED IN 2007

The table below sets forth information concerning the exercise of stock options and vesting of restricted stock for each Named Executive Officer during 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(2)
Carolyn J. Logan	30,000	$318,000	17,437	$214,481
Adam C. Derbyshire	—	—	4,725	$58,118
William P. Forbes	—	—	3,375	$41,513

(1)	The aggregate value realized equals the difference between the fair market value of the shares acquired, based on the closing price per share of Salix’s common stock on Nasdaq on the date of exercise, and the exercise price for the underlying stock options.

(2)	The aggregate value realized equals the difference between the fair market value of the shares vested, based on the closing price per share of Salix’s common stock on Nasdaq on the date of vesting, or the trading day immediately prior to the date of vesting if the vesting occurs on a day other than a trading day.

Employment Agreements and Change in Control Arrangements

We entered into employment agreements with Carolyn J. Logan in June 2001, Adam C. Derbyshire in June 2001, and William P. Forbes in January 2005. Under their employment agreements, Ms. Logan, Mr. Derbyshire, and Dr. Forbes currently have annual salaries of $713,000, $352,000 and $310,000, respectively. While employed by Salix, each officer may be given a cash bonus within the discretion of the Compensation Committee, which does so under our annual incentive management by objective plans. Each agreement prohibits the officer from entering into employment with any direct competitor and from soliciting any employee of Salix to leave Salix while the agreement is in effect and for one year after termination of the agreement. The agreements have no set term. Each agreement will remain in effect until (1) we terminate the officer whether for “reasonable cause” or not (“reasonable cause” includes when the officer commits gross negligence, fraud, dishonesty or willfully violates any significant written policy of Salix, when the officer is convicted of a felony or certain serious crimes, when the officer willfully fails to perform his duties, fails to cooperate in a legitimate investigation or intentionally acts in conflict of interest with respect to Salix), (2) the officer terminates whether for “good reason” or not (“good reason” includes diminution in duties, a reduction in the officer’s salary or benefits, failure to pay the officer due compensation, relocation of the officer or any material breach by Salix of the agreement), or (3) the officer’s death or incapacitating disability. In the event of termination by us without reasonable cause or by the officer with good reason, the officer will be paid his or her then monthly salary for 24 months for Ms. Logan, 18 months for Mr. Derbyshire and 12 months for Dr. Forbes. In such event, the officer may also be paid a pro rata portion of his or her bonus, if any, for the year in which termination occurs, as we determine. In addition, we will pay the officer for the same period of time all benefits to which he or she was entitled at the time of termination. If a severance payment had been triggered on December 31, 2007, Salix would have been obligated to pay Ms. Logan $1,370,000 in salary, a maximum $428,125 bonus in our discretion and $579 per month in benefits for 24 months, Mr. Derbyshire $507,000 in salary, a maximum $190,125 bonus in our discretion and $911 per month in benefits for 18 months, and Dr. Forbes $279,000 salary, a maximum $139,500 bonus in our discretion and $1,218 per month in benefits for 12 months.

Under our 2005 Stock Plan, in the event of a merger or change of control of Salix, under certain circumstances, vesting of restricted stock and options outstanding under the plan will automatically accelerate. For the purposes of our 2005 Stock Plan, a change of control will occur when, among other things, our stockholders approve any merger or consolidation as a result of which the persons who were our stockholders immediately prior to the effective date of the merger or consolidation have beneficial ownership of less than 50% of the combined voting power for election of members of the board of directors of the surviving entity following the merger or consolidation, or our stockholders approve any merger or consolidation as a result of which our equity interests are changed, converted or exchanged or any liquidation of or any sale or other disposition of all or substantially all of our assets.

DIRECTOR COMPENSATION FOR 2007

The following table sets forth all compensation paid by us to our non-employee directors for the fiscal year ended December 31, 2007.

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards($)(2)	Option Awards($)(3)	Total($)
John F. Chappell	$111,000	$119,684	—	$230,684
Thomas W. D’Alonzo	76,500	119,684	—	196,184
Richard A. Franco, Sr.	75,000	119,684	—	194,684
William Harral III	78,500	119,684	—	198,184
William P. Keane	82,500	119,684	—	202,184
Mark A. Sirgo(4)	—	—	—	—

(1)	Includes annual retainers for members of the Board of Directors and Audit Committee and retainers for the chairman of the Board and each of the Audit, Compensation and Nominating/Corporate Governance Committees. Also includes all Board and Committee meeting fees earned or paid in cash in 2007.

(2)	On July 13, 2006, each of our non-employee directors was granted 10,000 shares of restricted stock which vested in their entirety on July 1, 2007. On July 1, 2007, each of our non-employee directors was granted 9,230 shares of restricted stock. The restricted stock awards vest in their entirety on July 1, 2008, subject to continued service on the Board of Directors. The dollar amount in this column equals the amount Salix recognized for financial statement reporting purposes in accordance with the Financial Accounting Standards No. 123R, Share Based Payments, as modified or supplemented, or FAS 123R, applying the same assumptions used in Salix’s financial statements and accompanying notes; except that for purposes of this table and in accordance with SEC disclosure rules, we have disregarded the estimate of forfeitures related to service-based vesting conditions. None of our non-employee directors forfeited restricted shares in 2007. Messrs. Chappell, Franco and Harral each had 19,230 shares of restricted stock outstanding as of December 31, 2007. Mr. D’Alonzo and Mr. Keane had 16,101 shares and 15,763 shares of restricted stock outstanding, respectively, as of December 31, 2007.

(3)	As of December 31, 2007, the number of shares underlying options held by each non-employee director was as follows: 90,000 shares for Mr. Chappell; 90,000 shares for Mr. D’Alonzo; 37,500 shares for Mr. Franco; 35,114 shares for Mr. Harral; and 67,500 shares for Mr. Keane.

(4)	Dr. Sirgo joined our Board of Directors in February 2008.

Director Compensation Philosophy

The general policy of our Board is that compensation for independent directors should be a mix of cash and equity-based compensation. For fiscal year 2007, the Compensation Committee evaluated the appropriate level and form of compensation for independent directors and recommended changes to the Board when appropriate. The Compensation Committee will make such compensation evaluations and recommendations annually. The Board reviews the Committee’s recommendations and then determines the amount of director compensation.

Fees Earned or Paid in Cash

We pay an annual retainer to our non-employee chairman in the amount of $75,000 and an annual retainer to our other non-employee directors in the amount of $30,000. We also pay each of our non-employee directors $2,000 per Board meeting attended in person or by telephone.

We pay an annual retainer of $7,000 to all Audit Committee members and additional retainers of $10,000 to the chairman of the Audit Committee and $7,000 to the chairpersons of the Compensation and Nominating/Corporate Governance Committees. We pay each member of the Compensation and Nominating/Corporate Governance Committees and each non-member director $1,000 per meeting attended in person and $500 per meeting attended by telephone. We pay each member of the Audit Committee and each non-member director $1,000 per meeting attended, whether in person or by telephone. We also reimburse each non-employee member of our Board for out-of-pocket expenses incurred in connection with attending Board and committee meetings.

Equity Compensation

We annually award each of our non-employee directors shares of restricted stock equal to approximately $120,000 at the time of grant under our 2005 Stock Plan. All the restricted stock awarded to the non-employee directors vests on one-year anniversary of the date of grant, subject to continued service on the Board of Directors. In connection with Dr. Sirgo joining our Board of Directors on February 4, 2008, we granted him 15,000 shares of restricted stock under our 2005 Stock Plan. These shares will vest in equal amounts annually on the anniversary of the date of grant over three years, subject to continued service of the Board.

Stock Ownership Guidelines

In an effort to more closely align the interests of our directors with those of our stockholders, we have implemented a stock retention policy set forth in our Corporate Governance Guidelines whereby each non-employee directors must retain 50% of any restricted stock grants issued to him, net any income taxes owed thereon, until his resignation or removal or until his successor shall be duly elected.

Continuing Director Education

Our non-employee directors are encouraged to attend director education seminars that are designed to develop skills and strategies for effective service on our Board of Directors. As such, it is our policy to reimburse non-employee directors for the reasonable and direct costs, including transportation and lodging, of attending such educational seminars. These reimbursement costs are not included in the Director Compensation Table above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Thomas W. D’Alonzo, Richard A. Franco, Sr., William Harral III and William P. Keane served as members of our Compensation Committee during 2007. None of these individuals was at any time during 2007 or at any other time an officer or employee of Salix. Carolyn J. Logan, our President and Chief Executive Officer since July 2002, participated in discussions regarding salaries and incentive compensation for all of our executive officers, except she was and is excluded from discussions regarding her own salary and incentive stock compensation. No interlocking relationship exists between any member of our Compensation Committee and any member of any other company’s board of directors or compensation committee.

TRANSACTIONS WITH RELATED PERSONS

Our written Corporate Governance Guidelines provide that our Audit Committee is authorized to review and approve related party transactions. Our policy regarding transactions with management is that they should be made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All transactions between us and our officers, directors, principal stockholders and their affiliates will be approved by our Audit Committee, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties. For the year ended December 31, 2007, we had no transactions in which we were a participant where the amount involved exceeded $120,000 and one or more of our officers, directors, principal stockholders or their affiliates had a direct or indirect material interest.

STOCKHOLDER PROPOSALS

Stockholders may present proposals for action at meetings of stockholders only if they comply with the proxy rules established by the SEC, applicable Delaware law and our bylaws, as amended and restated on June 14, 2007, a copy of which was filed as Exhibit 3.2 to our Current Report on Form 8-K filed with the SEC on June 19, 2007. Because we did not receive any stockholder proposals to be presented at our 2008 annual meeting of stockholders between February 15, 2008 and March 16, 2008 as required by our bylaws, only the items of business described above will be presented for consideration at the 2008 annual meeting of stockholders.

Under SEC rules, in order for a stockholder proposal to be included in our proxy solicitation materials for our 2009 annual meeting of stockholders, it must be delivered to our Corporate Secretary at our principal executive offices by December 26, 2008; provided, however, that if the date of the 2009 annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after June 12, 2009, notice by the stockholder must be delivered not later than the close of business on the later of (1) the 90th day prior to the 2009 annual meeting or (2) the tenth day following the day on which public announcement of the date of the 2009 annual meeting is first made.

Under our bylaws, in order for a stockholder to bring any business before a stockholder meeting, the stockholder must provide timely notice thereof to our Corporate Secretary at our principal executive offices. Timely notice for the 2009 annual meeting of stockholders requires notice to be delivered to our Corporate Secretary not earlier than February 13, 2009 nor later than March 15, 2009; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after June 14, 2009, notice by the stockholder must be delivered not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the tenth day following the day on which public announcement of the date of such meeting is first made.

HOUSEHOLDING MATTERS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this notice and proxy statement may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement either now or in the future, please contact our Investor Relations Department by writing to 1700 Perimeter Park Drive, Morrisville, North Carolina 27560 or sending an e-mail to investor.relations@salix.com. Upon written request, we will provide a separate copy of this proxy statement. In addition, security holders sharing an address can request delivery of a single copy of proxy statements if you are receiving multiple copies upon written request to our Investor Relations Department as provided above.

ANNUAL REPORT

Accompanying this proxy statement is our Annual Report on Form 10-K, for the fiscal year ended December 31, 2007. The Annual Report contains audited financial statements covering our fiscal years ended December 31, 2007, 2006 and 2005. Copies of our Annual Report on Form 10-K, for the fiscal year ended December 31, 2007, as filed with the SEC, are available free of charge on our website at www.salix.com or you can request a copy free of charge from our Investor Relations Department by calling 919-862-1000 or sending an e-mail to investor.relations@salix.com. Please include your contact information with the request.

OTHER MATTERS

We do not know of any other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors recommends.

THE BOARD OF DIRECTORS

Dated: April 25, 2008

Directions to Annual Meeting

From RDU International Airport

Airport Exit on Terminal Boulevard	0.8 Miles

Continue on Airport Boulevard	1.0 Miles

Turn RIGHT onto PERIMETER PARK DRIVE	0.2 Miles

End at 1700 Perimeter Park Dr Morrisville, NC 27560-8404, US

From West

I-40 E toward RALEIGH

Take the AIRPORT BLVD WEST exit- EXIT 284A	0.3 Miles

Turn RIGHT onto AIRPORT BLVD	0.7 Miles

Turn RIGHT onto PERIMETER PARK DRIVE	0.2 Miles

End at 1700 Perimeter Park Dr Morrisville, NC 27560-8404, US

From East

I-40 W from RALEIGH

Take the AIRPORT BLVD exit- EXIT 284- toward RDU INTL AIRPORT	0.3 Miles

Turn LEFT onto AIRPORT BLVD	0.8 Miles

Turn RIGHT onto PERIMETER PARK DRIVE	0.2 Miles

End at 1700 Perimeter Park Dr Morrisville, NC 27560-8404, US

SALIX PHARMACEUTICALS, LTD.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Salix Pharmaceuticals, Ltd., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 25, 2008, and hereby appoints Adam C. Derbyshire as proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2008 Annual Meeting of Stockholders of Salix Pharmaceuticals, Ltd., to be held on Thursday, June 12, 2008 at 9:00 a.m., local time, at the offices of Salix located at 1700 Perimeter Park Drive, Morrisville, North Carolina and any adjournment(s) thereof, and to vote all common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR the following Proposals.

1. Election of Directors	01 –John F. Chappell	02 –Thomas W. D’Alonzo	03 –Richard A. Franco, Sr.
	04 –William Harral III	05 – William P. Keane	06 – Carolyn J. Logan
07 – Mark A. Sirgo

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees

☐	For all EXCEPT – To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	01 ☐	02 ☐	03 ☐	04 ☐	05 ☐	06 ☐	07 ☐
2.	Proposal to approve the amendment of our 2005 Stock Plan to increase the number of shares of common stock reserved for issuance thereunder from 3,062,689 to 3,900,000.

☐ FOR                ☐ AGAINST                ☐ ABSTAIN

3.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

☐ FOR                ☐ AGAINST                ☐ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other matter(s) which may properly come before the meeting and at any adjournment(s) thereof.

Authorized signatures – Sign here – This section must be completed for your instructions to be executed.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED (1) FOR THE LISTED NOMINEES IN THE ELECTION OF DIRECTORS, (2) FOR THE APPROVAL OF THE AMENDMENT TO THE 2005 STOCK PLAN, AND (3) FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2008 FISCAL YEAR.

Such attorney or substitute (if present and acting at said meeting or any adjournment(s) thereof) shall have and may exercise all of the powers of said attorney-in-fact hereunder.

Dated: , 2008

Signature

Signature

(This proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

MARK THIS BOX WITH AN X IF YOU HAVE MADE CHANGES TO YOUR NAME OR ADDRESS DETAILS ABOVE  ☐